UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2012

MOUNTAIN NATIONAL BANCSHARES, INC.

(Exact name of registrant as specified in charter)

Tennessee	0-49912	75-3036312
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 East Main Street, Sevierville, Tennessee	37862
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (865) 428-7990

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with Dwight B. Grizzell’s retirement as President and Chief Executive Officer of Mountain National Bancshares, Inc., a Tennessee corporation (the “Company”), on April 19, 2012, James S. Friddell was appointed as Chief Executive Officer of the Company and as a member of the Board of Directors of the Company to be effective April 19, 2012. Under Tennessee law, Mr. Friddell’s term as a director of the Company will expire at the Company’s next Annual Meeting of Shareholders expected to be held in July 2012 (the “Annual Meeting”), and the Company expects the Board will nominate Mr. Friddell for election to the Board at the Annual Meeting in the class of directors with a term to expire at the Company’s Annual Meeting of Shareholders to be held in 2015.

Mr. Friddell, age 62, has over 30 years of banking experience as well as regulatory experience gleaned from being a former employee of the Federal Deposit Insurance Corporation (“FDIC”). Mr. Friddell has been Executive Vice President and Chief Credit Officer of Mountain National Bank, a wholly-owned subsidiary of the Company (the “Bank”), since April 2009 and prior to that time served as a Senior Lending Officer with Mountain Commerce Bank since 2006. The Board believes that Mr. Friddell’s extensive banking experience and the experience he will have managing the day to day operations of the Company’s business as the Company’s Chief Executive Officer will provide the Board with knowledge and insight into the Company’s operations and will make him a valuable member of the Board.

On April 19, 2012, Michael L. Brown was appointed as President of the Company and as a member of the Board of Directors of the Company to be effective April 19, 2012. Under Tennessee law, Mr. Brown’s term as a director of the Company will expire at the Annual Meeting, and the Company expects the Board will nominate Mr. Brown for election to the Board at the Annual Meeting in the class of directors with a term to expire at the Company’s Annual Meeting of Shareholders to be held in 2015.

Mr. Brown, age 52, has served as Executive Vice President — Chief Operating Officer of the Company and the Bank since the Company’s inception in 2002 and with the Bank since 1998. Prior to joining the Bank, Mr. Brown served as a Senior Vice President of First National Bank of Gatlinburg from 1995 to 1997, which later was acquired by BankFirst where he continued to serve in that capacity until joining the Bank in 1998. Mr. Brown has a combined banking career spanning 30 years, beginning with First Federal Savings Bank in Maryville, Tennessee in 1981. The Board believes that Mr. Brown’s extensive banking experience and the experience he will have managing the day to day operations of the Company’s business as the Company’s President will provide the Board with knowledge and insight into the Company’s operations and will make him a valuable member of the Board.

Item 8.01.	Other Events.

On April 13, 2012, the Bank was notified by the Office of the Comptroller of the Currency (the “OCC”) that, as of April 11, 2012, the Bank was considered “critically undercapitalized” for purposes of Prompt Corrective Action (“PCA”) under 12 U.S.C. § 1831o and 12 C.F.R. Part 6. The Bank was designated as being “critically undercapitalized” as a result of its tangible equity capital ratio falling below 2% as stated in the Bank’s amended Report of Condition and Income (“Call Report”) filed with the federal regulators on April 11, 2012. As a result of it being “critically undercapitalized” for PCA purposes, the Bank remains obligated to submit a capital restoration plan acceptable to the OCC, which plan will be required to be guaranteed by the Company. Furthermore, the Bank is prohibited, without the approval of the OCC, from (i) entering into any material transaction other than in the usual course of business, including any investment, expansion, acquisition, sale of assets, or other similar action with respect to which the Bank is required to provide notice to the OCC; (ii) extending any credit for any highly leveraged transactions as defined in 12 C.F.R. § 325.2(i); (iii) amending the Bank’s charter or bylaws, except to the extent necessary to carry out any other requirement of law, regulation, or order; (iv) making any material change in accounting methods; (v) engaging in any covered transaction as defined in Section 23A(b) of the Federal Reserve Act (12 U.S.C. § 371c(b)); (vi) paying excessive compensation or bonuses; and (vii) paying interest on new or renewed liabilities at a rate that would increase the Bank’s weighted average cost of funds to a level significantly exceeding the prevailing rates of interest on insured deposits in the Bank’s normal market areas. The Bank also remains subject to regulatory restrictions prohibiting the acceptance, renewal or rolling over of brokered deposits.

Under the Federal Deposit Insurance Act, depository institutions that are “critically undercapitalized” can be placed into conservatorship or receivership within 90 days of becoming critically undercapitalized, unless they raise sufficient capital, merge with another financial institution or the FDIC determines and documents that “other action” would better achieve the purposes of the PCA capital requirements (12 U.S.C. § 1831o). The Company and the Bank are diligently continuing to work to evaluate and pursue strategic alternatives. There can be no assurance that the Company or the Bank will be successful in obtaining outside additional capital or merging with or being acquired by another company within any regulatory imposed time frame.

The Bank remains a member of the FDIC, and deposits at the Bank remain insured by the FDIC up to the legal maximum insurance limit – currently $250,000 per depositor, per deposit category. The Bank’s customer service staff can help depositors with any questions about the mechanics of FDIC deposit insurance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOUNTAIN NATIONAL BANCSHARES, INC.

By:	/s/ Richard A. Hubbs
Name:	Richard A. Hubbs
Title:	Senior Vice President and Chief Financial Officer

Date: April 19, 2012